Exhibit 99.1

FOR IMMEDIATE RELEASE –

Date: December 28, 2011

Contact:
Investors	Media
Todd Beekman	Maureen Brown
Todd.Beekman@huntington.com	Maureen.Brown@Huntington.com
(614) 480-3878	(614) 480-5512

Huntington announces results of its offer to exchange Depositary Shares representing Preferred Stock for up to $300 million in liquidation amount of certain of its issued and outstanding Trust Preferred Securities.

Columbus, OH, December 28, 2011 – Huntington Bancshares Incorporated (“we,” “us,” or “Huntington”) (NASDAQ: HBAN) announced the final results of its offer to exchange newly issued depositary shares (the “Depositary Shares”) representing a proportional interest in its Floating Rate Series B Non-Cumulative Perpetual Preferred Stock with a liquidation preference of $1,000 per share (the “Preferred Stock”) and, in certain cases, an additional amount of cash consideration, for up to $300 million in liquidation preference of certain series of issued and outstanding Trust Preferred Securities (the “Exchange Offer”). The results are set forth in the table below.

The Exchange Offer expired at 11:59 P.M., New York City time, on December 27, 2011 (the “Expiration Date”). As of the Expiration Date, $35,500,000 aggregate principal amount of Trust Preferred Securities were validly tendered for exchange, according to information provided by Global Bondholder Services Corporation, the Information and Exchange Agent with respect to the Exchange Offer. Huntington has accepted for exchange all Trust Preferred Securities validly tendered and not validly withdrawn. The expected settlement date is December 29, 2011. After settlement of the Exchange Offer, $299,130,000 aggregate liquidation amount of Trust Preferred Securities not held by Huntington will remain outstanding.

The table below sets forth in detail the amount of each series of Trust Preferred Securities validly tendered and accepted for exchange as of the Expiration Date.

	September 30,	September 30,	September 30,	September 30,
CUSIP	Title and Issuer of Securities	Aggregate Liquidation Amount Outstanding as of November 28, 2011	Aggregate Liquidation Amount Tendered and Accepted for Exchange as of December 27, 2011	Aggregate Liquidation Amount Not Held By Huntington to be Outstanding After Settlement on December 29, 2011
446283AA1; 446283AD5	Huntington Capital I Floating Rate Capital Securities	$132,630,000	$27,000,000	$105,630,000
446284AA9	Huntington Capital II Floating Rate Capital Securities	$52,000,000	$500,000	$51,500,000
830818AA8	Sky Financial Capital Trust III Floating Rate Capital Securities	$75,000,000	$5,000,000	$70,000,000
830820AA4	Sky Financial Capital Trust IV Floating Rate Capital Securities	$75,000,000	$3,000,000	$72,000,000

This press release is neither an offer to purchase nor a solicitation to buy any of the securities. The Exchange Offer was made only by, and pursuant to the terms of, the prospectus and related letter of transmittal and only to such persons and in such jurisdictions as permitted by applicable law.

About Huntington Bancshares Incorporated

Huntington Bancshares Incorporated is a $55 billion regional bank holding company headquartered in Columbus, Ohio. The Corporation, through its subsidiaries, including our bank subsidiary, the Huntington National Bank, founded in 1866, provides full-service commercial, small business, and consumer banking services; mortgage banking services; treasury management and foreign exchange services; equipment leasing; wealth and investment management services; trust services; brokerage services; customized insurance brokerage and service programs; and other financial products and services. The principal markets for these services are Huntington’s six-state banking franchise: Ohio, Michigan, Pennsylvania, Indiana, West Virginia, and Kentucky. The primary distribution channels include a banking network of over 650 traditional branches and convenience branches located in grocery stores and retirement centers, and through an array of alternative distribution channels including internet and mobile banking, telephone banking, and over 1,300 ATMs. Through automotive dealership relationships within its six-state banking franchise area and selected other Midwest and New England states, Huntington also provides commercial banking services to the automotive dealers and retail automobile financing for dealer customers.

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